UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2016 (January 14, 2016)

MAGNUM HUNTER RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32997 (Commission File Number)	86-0879278 (I.R.S. Employer Identification Number)

909 Lake Carolyn Parkway, Suite 600

Irving, Texas 75039

(Address of principal executive offices, including zip code)

(832) 369-6986

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

and

Item 8.01                                           Other Events.

Consummation of Second DIP Draw under DIP Facility

As previously reported by Magnum Hunter Resources Corporation (the “Company”) in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 15, 2015 (the “Filing 8-K”), the Company and certain of its subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization (the “Filing”) under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) under the caption In re Magnum Hunter Resources Corporation, et al., Case No. 15-12533.

In connection with the Filing, on December 17, 2015, the Debtors entered into a Debtor-in-Possession Credit Agreement (the “DIP Credit Agreement”), by and among the Company, as borrower, and the lenders party thereto, which consist of certain of the Second Lien Lenders and the Noteholders (each as defined below).  The Company reported entry into the DIP Credit Agreement pursuant to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 21, 2015 (the “DIP Facility 8-K”).

The DIP Credit Agreement provides for senior and junior secured term loans in the aggregate principal amount of up to $200 million (the “DIP Facility”), which consist of (i) a term loan in the principal amount of $40 million, which was fully funded on December 17, 2015; (ii) a second term loan in the principal amount of $100 million (the “Second DIP Draw”), which was fully funded on January 14, 2016 following the Bankruptcy Court’s entry of an order on January 11, 2016 (the “Final Order”) approving, on a final basis, the financing provided pursuant to the DIP Credit Agreement; and (iii) a third term loan in the principal amount of up to $60 million (the “Third DIP Draw”).  Approximately $70.2 million of the net proceeds from the Second DIP Draw was used to repay in full all loans outstanding under the Company’s Bridge Financing Facility (as defined below) and approximately $25.5 million was made available to the Company to be used for general corporate purposes, subject to the DIP Facility budget.

The Third DIP Draw will be available subject to certain conditions as more fully described in the Filing 8-K and in the DIP Facility 8-K.

Filing of Plan of Reorganization; Certain Remaining Reorganization Milestones

Also as previously reported by the Company in the Filing 8-K, prior to the Filing, on December 15, 2015, the Company and the other Debtors entered into a Restructuring Support Agreement with the Bridge Financing Lenders (as defined below), the Second Lien Lenders and the Noteholders.  The Restructuring Support Agreement contemplates the implementation of a restructuring of the Company through a conversion of substantially all of the Company’s funded debt, including the new funds provided for in the DIP Facility, into equity. The restructuring transactions will be effected, subject to certain conditions as described generally in the Filing 8-K, through a joint pre-arranged plan of reorganization (the “Plan”). The Restructuring Support Agreement and the DIP Credit Agreement contain certain milestones for progress in the Bankruptcy Court proceedings (the “Milestones”), including (i) entry by the Bankruptcy Court of the Final Order and (ii) filing by the Debtors of the Plan and the disclosure statement relating to the Plan with the Bankruptcy Court.  The Company and the other Debtors have achieved all of the Milestones to date, including the filing of the Plan and the disclosure statement relating to the Plan with the Bankruptcy Court, which filing was made on January 7, 2016 (as supplemented on January 14, 2016).

The remaining Milestones include:

•                  No later than February 12, 2016, (i) the Bankruptcy Court shall have entered an order approving the disclosure statement relating to the Plan and the assumption of the Restructuring Support Agreement and (ii) no later than four days after entry of such order, the Debtors shall have commenced solicitation of the Plan;

•                  No later than March 28, 2016, the Bankruptcy Court shall have commenced the confirmation hearing on the Plan, and no later than April 1, 2016, the Bankruptcy Court shall have entered the Plan confirmation order; and

•                  No later than April 15, 2016, the Debtors shall consummate the transactions contemplated by the Plan.

Certain Defined Terms and Availability of Documents

As used in this Current Report on Form 8-K, the following terms have the following meanings:

“Bridge Financing Facility” means that certain Fourth Amended and Restated Credit Agreement, dated as of October 22, 2014, by and among the Company, each of the guarantors party thereto, and the lenders and agents from time to time party thereto, as amended, including as amended pursuant to those certain Sixth and Seventh Amendments thereto dated as of November 3, 2015, and November 30, 2015, respectively.

“Noteholders” means those holders of the Company’s 9.750% Senior Notes Due 2020 that have entered into the Restructuring Support Agreement.

“Second Lien Lenders” means those lenders party to that certain Second Lien Credit Agreement, dated as of October 22, 2014 (as amended), by and among the Company, each of the guarantors party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and the lenders party thereto, that have entered into the Restructuring Support Agreement.

A copy of the DIP Credit Facility was attached to the DIP Facility 8-K as Exhibit 10.1 and a copy of the Restructuring Support Agreement was attached to the Filing 8-K as Exhibit 10.1.  Bankruptcy Court filings, including the Plan and the disclosure statement relating to the Plan, and other information related to the restructuring proceedings, are available at a website administered by the Company’s claims agent, Prime Clerk, at https://cases.primeclerk.com/magnumhunter, or via telephone at 844-276-3026 (toll free) or 917-962-8497 (international).

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: January 20, 2016	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer